Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Noel Ryan, Don Hunt

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. announces A.M. Best

Rating Upgrade to B++ (Very Good)

Fremont, Michigan December 19, 2006 – Fremont Michigan InsuraCorp, Inc. (OTCBB: FMMH) announced today that the rating of our insurance subsidiary, Fremont Insurance Company, has been upgraded by rating agency A.M. Best Company to “B++” (Very Good). The Best’s Financial Strength Rating is an independent third-party opinion as to an insurer’s financial strength and ability to meet its ongoing obligations to policyholders. The rating is based on a comprehensive evaluation of an insurer’s balance sheet strength, operating performance and business profile.

A.M. Best noted the following items in their rating upgrade of Fremont Insurance Company:

•	Well established presence as a writer of homeowners insurance in Michigan,

•	Strong capitalization,

•	Improved overall operating results,

•	Tightened underwriting guidelines, and

•	Expansion into areas of Michigan with less weather-related loss exposure.

“We are very pleased with A.M. Best’s decision to upgrade Fremont Insurance’s rating to B++,” said Richard E. Dunning, President and Chief Executive Officer of Fremont Michigan InsuraCorp, Inc. “The upgrade from A.M. Best sends a strong message of confidence to our policyholders, independent agents and our shareholders. We expect that this news will be positively received by the marketplace and will allow us to continue to attract and retain quality business.”

Fremont Michigan InsuraCorp, Inc. through its wholly owned subsidiary Fremont Insurance Company provides property and casualty insurance to individuals, small businesses and farms throughout the state of Michigan. Fremont Insurance is represented by 170 independent insurance agencies doing business only in Michigan. The Company’s largest lines of business are personal automobile and homeowners insurance. We have served Michigan policyholders for over 130 years. For more information, visit our website at www.fmic.com.